                                                                     EXHIBIT 2.1


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                            CROSSROADS SYSTEMS, INC.,

                          NORTH STAR ACQUISITION CORP.

                                       AND

                          POLARIS COMMUNICATIONS, INC.





                                FEBRUARY 3, 2000

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                  BY AND AMONG
                            CROSSROADS SYSTEMS, INC.,
                          NORTH STAR ACQUISITION CORP.
                                       AND
                          POLARIS COMMUNICATIONS, INC.

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
ARTICLE I THE MERGER.......................................................................      1
         1.1      The Merger...............................................................      1
         1.2      Closing; Effective Time..................................................      2
         1.3      Effect of the Merger.....................................................      2
         1.4      Articles of Incorporation; Bylaws........................................      2
         1.5      Directors and Officers...................................................      2
         1.6      Effect on Capital Stock..................................................      2
         1.7      Surrender of Certificates................................................      4
         1.8      Further Ownership Rights in Target Capital Stock.........................      6
         1.9      Lost, Stolen or Destroyed Certificates...................................      6
         1.10     Tax Consequences.........................................................      6
         1.11     Withholding Rights.......................................................      6
         1.12     Taking of Necessary Action; Further Action...............................      7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET........................................      7
         2.1      Organization, Standing and Power.........................................      7
         2.2      Capitalization...........................................................      8
         2.3      Authority................................................................      9
         2.4      Financial Statements.....................................................      9
         2.5      Absence of Certain Changes...............................................     10
         2.6      Absence of Undisclosed Liabilities.......................................     10
         2.7      Litigation...............................................................     10
         2.8      Restrictions on Business Activities......................................     10
         2.9      Governmental Authorization...............................................     11
         2.10     Title to Property........................................................     11
         2.11     Intellectual Property....................................................     11
         2.12     Environmental Matters....................................................     13
         2.13     Taxes....................................................................     14
         2.14     Employee Benefit Plans...................................................     15
         2.15     Certain Agreements Affected by the Merger................................     17
         2.16     Employee Matters.........................................................     17
         2.17     Related-Party Transactions...............................................     18
         2.18     Insurance................................................................     18
         2.19     Compliance With Laws.....................................................     18
         2.20     Minute Books.............................................................     18

         2.21     Complete Copies of Materials.............................................     19
         2.22     Brokers' and Finders' Fees...............................................     19
         2.23     Target Affiliates........................................................     19
         2.24     Shareholder Agreements; Irrevocable Proxies..............................     19
         2.25     Vote Required............................................................     19
         2.26     Board Approval...........................................................     19
         2.27     Inventory................................................................     19
         2.28     Accounts Receivable......................................................     20
         2.29     Customers and Suppliers..................................................     20
         2.30     Material Contracts.......................................................     20
         2.31     No Breach of Material Contracts..........................................     21
         2.32     Third Party Consents.....................................................     21
         2.33     Export Control Laws......................................................     22
         2.34     Product Releases and Milestones..........................................     22
         2.35     Year 2000................................................................     22
         2.36     Tax Matters..............................................................     23
         2.37     Hart-Scott-Rodino........................................................     23
         2.38     Representations Complete.................................................     23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB......................     23
         3.1      Organization, Standing and Power.........................................     23
         3.2      Capitalization...........................................................     23
         3.3      Authority................................................................     23
         3.4      SEC Documents; Target Financial Statements...............................     24
         3.5      Absence of Undisclosed Liabilities.......................................     25
         3.6      Litigation...............................................................     25
         3.7      Broker's and Finders' Fees...............................................     25
         3.8      Board Approval...........................................................     25
         3.9      Tax Matters..............................................................     25
         3.10     Representations Complete.................................................     25

ARTICLE IV CONDUCT OF TARGET PRIOR TO THE EFFECTIVE TIME...................................     26
         4.1      Conduct of Business of Target............................................     26
         4.2      Restrictions on Conduct of Business of Target............................     26
         4.3      No Solicitation..........................................................     29

ARTICLE V ADDITIONAL AGREEMENTS............................................................     29
         5.1      Shareholder Approval.....................................................     29
         5.2      Access to Information....................................................     29
         5.3      Confidentiality..........................................................     30
         5.4      Public Disclosure........................................................     30
         5.5      Consents; Cooperation....................................................     30
         5.6      Shareholder Agreements; Irrevocable Proxies..............................     31
         5.7      Legal Requirements.......................................................     31
         5.8      Blue Sky Laws............................................................     31
         5.9      Employee Benefit Plans...................................................     31

         5.10     Escrow Agreement.........................................................     32
         5.11     Listing of Additional Shares.............................................     32
         5.12     Employees................................................................     32
         5.13     Expenses.................................................................     32
         5.14     Treatment as Reorganization..............................................     32
         5.15     Further Assurances.......................................................     33
         5.16     [Intentionally omitted]..................................................     33
         5.17     [Intentionally omitted]..................................................     33
         5.18     Fairness Hearing.........................................................     33
         5.19     Stock Option Grants......................................................     33
         5.20     Delivery of Financial Statements.........................................     33
         5.21     Spreadsheet..............................................................     33

ARTICLE VI CONDITIONS TO THE MERGER........................................................     34
         6.1      Conditions to Obligations of Each Party to Effect the Merger.............     34
         6.2      Additional Conditions to Obligations of Target...........................     35
         6.3      Additional Conditions to the Obligations of Acquiror and Merger Sub......     35

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..............................................     37
         7.1      Termination..............................................................     37
         7.2      Effect of Termination....................................................     39
         7.3      Expenses and Termination Fees............................................     39
         7.4      Amendment................................................................     40
         7.5      Extension; Waiver........................................................     40

ARTICLE VIII ESCROW AND INDEMNIFICATION....................................................     40
         8.1      Escrow Fund..............................................................     40
         8.2      Indemnification..........................................................     40
         8.3      Damage Threshold.........................................................     41
         8.4      Escrow Period............................................................     41
         8.5      Claims upon Escrow Fund..................................................     42
         8.6      Objections to Claims.....................................................     42
         8.7      Resolution of Conflicts; Arbitration.....................................     43
         8.8      Shareholders' Representative.............................................     43
         8.9      Actions of the Shareholders' Representative..............................     44
         8.10     Third-Party Claims.......................................................     44

ARTICLE IX GENERAL PROVISIONS..............................................................     45
         9.1      Non-Survival at Effective Time...........................................     45
         9.2      Notices..................................................................     45
         9.3      Interpretation...........................................................     46
         9.4      Counterparts.............................................................     46
         9.5      Entire Agreement; Non-Assignability; Parties in Interest.................     46
         9.6      Severability.............................................................     46
         9.7      Remedies Cumulative......................................................     47
         9.8      Governing Law............................................................     47
         9.9      Rules of Construction....................................................     47

                             SCHEDULES AND EXHIBITS
                                       TO
                               AGREEMENT AND PLAN
                                       OF
                            MERGER AND REORGANIZATION

SCHEDULES

Schedule II      -    Target Disclosure Schedule
Schedule 2.1     -    Target Qualifications and Target Subsidiaries
Schedule 2.2     -    Target Securityholders
Schedule 2.7     -    Target Litigation
Schedule 2.10    -    Target Real Property
Schedule 2.11    -    Target Intellectual Property
Schedule 2.14    -    Target Employee Plans
Schedule 2.18    -    Target Insurance
Schedule 2.23    -    Target Affiliates
Schedule 2.30    -    List of Material Contracts
Schedule 2.32    -    Third Party Consents
Schedule 2.34    -    Product Releases and Milestones

Acquiror Disclosure Schedule

Schedule 5.9(a)  -    Holders of Outstanding Target Options
Schedule 5.12    -    List of Employees
Schedule 5.19    -    Option Grants

EXHIBITS

Exhibit A        -    Form of Articles of Merger
Exhibit B        -    [Omitted]
Exhibit C        -    Form of Shareholder and Voting Agreement
Exhibit D        -    Confidentiality Agreement
Exhibit E        -    Form of Escrow Agreement
Exhibit F        -    Form of Acquiror's Legal Opinion
Exhibit G        -    Form of Registration Rights Agreement
Exhibit H        -    [Omitted]
Exhibit I        -    Form of Target's Legal Opinion
Exhibit J        -    Form of FIRPTA Notice
Exhibit K        -    Form of Indemnification Agreement

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


          THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of February 3, 2000, by and among Crossroads Systems, Inc., a Delaware corporation ("Acquiror"), North Star Acquisition Corp., an Oregon corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), and Polaris Communications, Inc., an Oregon corporation ("Target").

                                    RECITALS:

          A. The Boards of Directors of Acquiror, Target and Merger Sub believe it is in the best interests of their respective companies and the stockholders and shareholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

          B. Pursuant to the Merger, among other things, each outstanding share of the Common Stock, no par value, of Target ("Target Common Stock") shall be converted into the right to receive shares of the Common Stock, par value $0.001 per share, of Acquiror ("Acquiror Common Stock"), at the rate set forth herein.

          C. Target, Acquiror and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

          D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

          E. As an inducement to Acquiror to enter into this Agreement, the officers and directors and certain of the shareholders of Target have previously entered into an agreement to, among other things, vote the shares of Target's Capital Stock owned by such person to approve the Merger.

                                   AGREEMENT:

          NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

          1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Articles of Merger attached hereto as Exhibit A (the "Articles of Merger") and the applicable provisions of the Oregon Business Corporation Act ("Oregon Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree. The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, 301 Congress Avenue, Suite 1200, Austin, Texas, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Oregon, in accordance with the relevant provisions of Oregon Law (the time of such filing with the Secretary of State of Oregon being the "Effective Time").

          1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Oregon Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4 Articles of Incorporation; Bylaws.

               (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Oregon Law and such Articles of Incorporation; provided that
Article I of such Articles of Incorporation of Merger Sub shall be amended to read as follows: "The name of the corporation is Crossroads Systems (Oregon), Inc."

               (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

          1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub, as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

          1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Acquiror, Target or the holders of any of Target's securities:

               (a) Target Common Stock. At the Effective Time, and subject to subparagraph (c) below, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and have perfected dissenters' rights in accordance with Oregon Law ("Dissenting Shares") and any treasury shares) shall be converted into and exchanged for the right to receive such number of shares of Acquiror Common Stock as is equal to the Exchange Ratio (as defined below). Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested shall upon such conversion and exchange have the same restrictions or vesting arrangements applicable to such shares prior to the conversion. The "Exchange Ratio" shall be equal to the number (expressed to four decimal places) obtained by dividing (i) 450,000 (the "Total Acquiror Shares") by (ii) the Total Target Shares (as defined below). The "Total Target Shares" shall be equal to the sum of (i) 1,905 (the number of shares of Target Common Stock outstanding on the date hereof), plus (ii) 95 (the number of shares of Target Common Stock issuable upon the exercise of options or warrants or other rights (each, a "Target Option") to acquire Target Common Stock outstanding as the date hereof), plus (iii) a number equal to (A) the number of shares of Target Common Stock issuable upon the exercise of Target Options (if any) issued after the date hereof and outstanding at the Effective Time and (B) the number of shares of Target Common Stock (if any) issued after the date hereof and outstanding at the Effective Time (provided that any such issuance shall be subject to the restrictions imposed herein). The Final Exchange Ratio shall be set forth as a certificate agreed to by the parties prior to Closing.

               (b) Target Options. At the Effective Time, each Target Option granted and outstanding immediately prior to the Effective Time shall be assumed by Acquiror in accordance with Section 5.9 and thereafter shall constitute the right to receive options to purchase such number of shares of Acquiror Common Stock as shall be determined as follows: (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

               (c) Cancellation of Target Capital Stock Owned by Target. At the Effective Time, all shares of Target Capital Stock that are authorized but unissued, and each share of Target Capital Stock owned by any direct or indirect wholly-owned subsidiary of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Acquiror. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

               (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

               (f) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent, with 0.5 being rounded up) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices for a share of Acquiror Common Stock as quoted in the Nasdaq National Market for the ten (10) trading days immediately preceding and ending on the trading day that is three (3) calendar days prior to the Effective Time (or if such day is not a trading day, the first preceding trading day).

               (g) Dissenters' Rights. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Oregon Law. Target agrees that, except with the prior written consent of Acquiror, or as required under Oregon Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of Oregon Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such shareholder would otherwise be entitled under this Section 1.6 and the Articles of Merger less the number of shares allocable to such shareholder that have been deposited in the Escrow Fund (as defined below) in respect of such shares of Acquiror Common Stock pursuant to Section 1.7(c) and Article VIII hereof.

          1.7 Surrender of Certificates.

               (a) Exchange Agent. Acquiror's transfer agent shall act as exchange agent (the "Exchange Agent") in the Merger.

               (b) Acquiror to Provide Common Stock and Cash. Within five (5) days after the Effective Time, and in any event subject to Acquiror's receiving the Spreadsheet (as such term is defined in Section 5.21 below), Acquiror shall make available to the Exchange Agent for exchange in accordance with this
Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f).

               (c) Exchange Procedures. Promptly after the Effective Time, and in any event subject to Acquiror's receiving the Spreadsheet (as such term is defined in Section 5.21 hereof), Acquiror shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that have not yet vested) representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or a book entry in the case of shares that have not yet vested in full) representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing ten percent (10%), or 45,000 (the "Escrow Shares") of the Total Acquiror Shares, which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.7. The Escrow Shares shall be vested shares not subject to any repurchase rights, shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

               (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

               (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

               (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (g) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 1.6 hereof.

          1.8 Further Ownership Rights in Target Capital Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity or an indemnification agreement in form and substance to Acquiror's satisfaction against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

          1.11 Withholding Rights. Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Acquiror Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Acquiror and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Target Common Stock in respect of which such deduction and withholding was made by Acquiror and the Surviving Corporation.

          1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and the Surviving Corporation, the officers and directors of Target and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF TARGET

          In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

          In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party's officers and directors, provided that such persons shall have made due and diligent inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

          Except as disclosed in the Disclosure Schedule of Target attached hereto as Schedule II (the "Target Disclosure Schedule") to this Agreement, delivered by Target to Acquiror prior to the execution and delivery of this Agreement, corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate, Target represents and warrants to Acquiror as follows:

          2.1 Organization, Standing and Power. Each of Target and its subsidiaries is a corporation duly organized, validly existing and in good standing (which for purposes of Oregon law shall mean that it has filed its annual report pursuant to ORS 60.787 for the year ended on the date of the most recent anniversary of its incorporation and has paid the fee required to be paid in connection therewith) under the laws of its jurisdiction of organization.
Schedule 2.1 to the Target Disclosure Schedule lists each jurisdiction in which Target or any subsidiary is qualified to do business. Each of Target and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction specified on Schedule 2.1 and in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target and each of its subsidiaries, each as amended to date, to Acquiror. Neither Target nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Target is the owner of all outstanding shares of capital stock of each of its subsidiaries set forth in Schedule 2.1 to the Target Disclosure Schedule and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Target free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Target or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such subsidiary securities. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          2.2 Capitalization. The authorized capital stock of Target consists of 4,000 shares of Target Common Stock, without par value. There are issued and outstanding 1,905 shares of Common Stock, and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Target Options. Attached to or as set forth in Schedule 2.2 to the Target Disclosure Schedule is a true and correct list of Target's shareholders and any persons with rights to acquire Target securities, which list will be promptly updated from time to time prior to Closing to reflect any changes thereto (which changes are in any event subject to the restrictions imposed under Section 4.2 below). All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. Target has reserved 95 shares of Target Common Stock for issuance to employees and consultants pursuant to outstanding non-qualified stock options of which no shares have been issued pursuant to option exercises or direct stock purchases, and 95 shares are subject to outstanding, unexercised options. Except for (i) the rights created pursuant to this Agreement and (ii) Target's right to repurchase any unvested shares under the Target Options, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its securityholders or (ii) to Target's knowledge, between or among any of Target's securityholders. The terms of the Target Options and the applicable stock option agreements permit the assumption or substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target shareholders, or otherwise. Vesting on all outstanding Target Options will accelerate in full upon the Closing of the Merger. True and complete copies of all agreements and instruments relating to the Target Options have been provided to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Acquiror. All outstanding shares of Target Common Stock were issued in compliance with all applicable federal and state securities laws.

          2.3 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target. This Agreement, has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Articles of Merger, together with the required officers' certificates, as provided in
Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, including the fairness hearing contemplated by Section 5.18 below; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

          2.4 Financial Statements. Target has delivered to Acquiror its audited financial statements as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 and its unaudited financial statements (balance sheet and statement of operations) as at and for the ten-month period ended October 31, 1999 (the "Target Financial Statements"). The Target Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto or any of normal year-end adjustments) applied on a consistent basis throughout the periods indicated and with each other. The Target Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject, with respect to the unaudited Target Financial Statements, to normal year-end audit adjustments. Target maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with generally accepted accounting principles.

          2.5 Absence of Certain Changes. Since October 31, 1999 (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target;
(ii) any acquisition, sale or transfer of any material asset of Target or any of its subsidiaries; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock, other than repurchases of stock as a result of termination of employees in accordance with the Target Options; (v) any material contract entered into by Target or any of its subsidiaries, or any material amendment or termination of, or default under, any material contract to which Target or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees; or (viii) any negotiation or agreement by Target or any of its subsidiaries to do any of the things described in the preceding clauses
(i) through (vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

          2.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Target Financial Statements as of the Target Balance Sheet Date (the "Target Balance Sheet"); (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles; (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

          2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or any of its subsidiaries, threatened against Target or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Target or any of its subsidiaries, or, to the knowledge of Target and its subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. Schedule 2.7 to the Target Disclosure Schedule lists any litigation, potential litigation, or any other such proceeding or possible proceeding described above.

          2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target or any of its subsidiaries, any acquisition of property by Target or any of its subsidiaries or the conduct of business by Target or any of its subsidiaries as currently conducted or as proposed to be conducted by Target or any of its subsidiaries.

          2.9 Governmental Authorization. Target and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity
(i) pursuant to which Target or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

          2.10 Title to Property. Target and its subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes and other charges set forth on Schedule 2.10 to the Target Disclosure Schedule that are not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and
(iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target and its subsidiaries are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.
Schedule 2.10 to the Target Disclosure Schedule identifies each parcel of real property owned or leased by Target or any of its subsidiaries.

          2.11 Intellectual Property.

               (a) Target and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, mask works, net lists, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Target and its subsidiaries as currently conducted or as proposed to be conducted by Target and its subsidiaries. Target has not (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party.

               (b) Schedule 2.11 to the Target Disclosure Schedule lists: (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and mask works, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property; and (iii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights"), which are incorporated in, are, or form a part of any Target product.

               (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or any of its subsidiaries, or any Third Party Intellectual Property Rights, by any third party, including any employee or former employee of Target or any of its subsidiaries. Neither Target nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

               (d) Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

               (e) All patents, registered trademarks, service marks and copyrights held by Target are valid and subsisting. Target has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. The manufacturing, marketing, licensing or sale of Target's products do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. Target has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

               (f) Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target does not already own by operation of law.

               (g) Target has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

               (h) Except as set forth on Schedule 2.11 to the Target Disclosure Schedule, there are no actions that must be taken by Target or any subsidiary within sixty (60) days of the Closing that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to

PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

          2.12 Environmental Matters.

               (a) The following terms shall be defined as follows:

                    (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                    (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                    (iii) "Property" shall mean all real property leased or owned by Target or its subsidiaries either currently or in the past.

                    (iv) "Facilities" shall mean all buildings and improvements on the Property of Target or its subsidiaries.

               (b) Target represents and warrants as follows: (i) to Target's knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) to Target's knowledge, all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; and (iii) Target and its subsidiaries have received no notice (applicable verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws; (v) neither Target nor its subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing; (vi) to the knowledge of Target, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property, except as are present in full compliance with all Environmental and Safety Laws or in amounts otherwise permitted in this subsection (b); (vii) to the knowledge of Target, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) to the knowledge of Target, there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to Target's knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) Target's and its subsidiaries uses and activities in the Facilities and, to Target's knowledge, the Facilities have at all times complied with all Environmental and Safety Laws; and (xi) Target and its subsidiaries have all the permits and licenses required to be issued under Federal, State or local laws regarding Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits.

          2.13 Taxes. Target and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Target or any of its subsidiaries is or has been a member, have timely filed all Tax Returns (as defined below) required to be filed by them and have paid all Taxes shown thereon to be due. Such Tax Returns are true, correct and complete in all material respects. Target has provided adequate accruals in accordance with generally accepted accounting principles in its Target Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Target has no material liability for unpaid Taxes accruing after the date of its latest Target Financial Statements except for Taxes incurred in the ordinary course subsequent to the Target Balance Sheet Date. There is (i) no material claim for Taxes that is a lien against the property of Target or any of its subsidiaries or is being asserted against Target or any of its subsidiaries other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Target or any of its subsidiaries being conducted by a Tax Authority; (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Target or any of its subsidiaries and currently in effect; and (iv) no agreement, contract or arrangement to which Target or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of
Section 280G or Section 404 of the Code. Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Merger. Neither Target nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Target or any of its subsidiaries. Neither Target nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does Target or any of its subsidiaries have any liability or potential liability to another party under any such agreement. Neither Target nor any of its subsidiaries has filed any disclosures under
Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Target nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Target was not the ultimate parent corporation. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes. Target and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. Neither Target nor any of its subsidiaries has ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code.

          2.14 Employee Benefit Plans.

               (a) Schedule 2.14 to the Target Disclosure Schedule lists, with respect to Target, any subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the
Code: (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code
Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees; and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $5,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (the items in clauses (i) through (v) being referred to as the "Target Employee Plans").

               (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Schedule 2.14(b) to the Target Disclosure Schedule contains an accurate description of all terms of any unwritten Target Employee Plan, including, but not limited to, Target's Simplified Employee Pension Plan (the "Target SEP Plan"). Any Target Employee Plan intended to be qualified under
Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable U.S. Department of Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a). Target has also furnished Acquiror with all registration statements and prospectuses (if any) prepared in connection with each Target Employee Plan.

               (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Target, and Target and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. No payment or benefit which will or may be made by Target to any Employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               (d) With respect to each Target Employee Plan, Target and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of COBRA, and the regulations (including proposed regulations) thereunder except to the extent that such failure to comply would not, in the aggregate, have a Material

Adverse Effect on Target, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target.

               (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, any Target subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in the Target Financial Statements.

               (f) Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

               (g) Neither Target nor any Target subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

          2.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target or any of its subsidiaries; (ii) materially increase any benefits otherwise payable by Target; or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as required under Code Section 411(d)(3).

          2.16 Employee Matters. Target and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Target has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Target is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Target or any of its subsidiaries under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of Target or any of its subsidiaries, threatened, between Target or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither Target nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Target nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any of Target's employees. To Target's knowledge, no employees of Target are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of others. No employees of Target have given notice to Target, nor is Target otherwise aware, that any such employee intends to terminate his or her employment with Target.

          2.17 Related-Party Transactions. No employee, officer or director of Target or member of his or her immediate family is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit to any such employee, officer or director or member of his or her immediate family. To Target's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Target is affiliated or with which Target has a material business relationship, except to the extent that employees, officers, or directors of Target and members of their immediate families own stock in publicly traded companies. To Target's knowledge, no member of the immediate family of any officer or director of Target is directly or indirectly interested in any Material Contract (as defined below) of Target.

          2.18 Insurance. Schedule 2.18 to the Target Disclosure Schedule contains a complete list of all insurance policies maintained by Target. Target and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          2.19 Compliance With Laws. Each of Target and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

          2.20 Minute Books. The minute books of Target and its subsidiaries made available to Acquiror contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

          2.21 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its subsidiaries.

          2.22 Brokers' and Finders' Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          2.23 Target Affiliates. Schedule 2.23 to the Target Disclosure Schedule contains a true and correct list of each of the directors and officers of Target and each of the persons and/or entities that beneficially own greater than 10% of the Target Capital Stock or that are otherwise deemed "affiliates" of Target ("Target Affiliates") within the meaning of Rule 145 promulgated under the Securities Act.

          2.24 Shareholder Agreements; Irrevocable Proxies. All of the Target Affiliates and certain shareholders of Target who collectively hold more than 50% of the outstanding Target Common Stock have agreed in writing to vote for approval of the Merger pursuant to Shareholder and Voting Agreement attached hereto as Exhibit C (the "Shareholder Agreement"), and pursuant to Irrevocable Proxies attached thereto as Exhibit A ("Irrevocable Proxies").

          2.25 Vote Required. The affirmative vote of the holders of at least a majority of the Target Common Stock outstanding on the record date set for the Target Shareholders Meeting is the only vote of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

          2.26 Board Approval. The Board of Directors of Target has (i) approved, this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Target approve this Agreement and the Merger.

          2.27 Inventory. The inventories shown on the Target Financial Statements or thereafter acquired by Target, consisted of items of a quantity and quality usable or saleable in the ordinary course of business. Since the Target Balance Sheet Date, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Since the Balance Sheet Date, due provision was made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the date hereof, Target has no inventory in the distribution channel and Target has no commitments to purchase inventory.

          2.28 Accounts Receivable. Subject to any reserves set forth in the Target Financial Statements, the accounts receivable shown on the Target Financial Statements represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Target Financial Statements was calculated in accordance with generally accepted accounting principles and in a manner consistent with prior periods is sufficient to provide for any losses which may be sustained on realization of the receivables.

          2.29 Customers and Suppliers. No customer which individually accounted for more than 5% of Target's gross revenues during the 12-month period preceding the date hereof, and no supplier of Target, has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

          2.30 Material Contracts. Except for the contracts and agreements described in Schedule 2.30 to the Target Disclosure Schedule (collectively, the "Material Contracts"), Target is not a party to or bound by any material contract, including, without limitation:

               (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

               (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $20,000 over the life of the contract;

               (c) any contract that expires or may be renewed at the option of any person other than Target so as to expire more than one year after the date of this Agreement;

               (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

               (e) any contract for capital expenditures in excess of $20,000 in the aggregate;

               (f) any contract limiting the freedom of Target to engage in any line of business or to compete with any other person, or any confidentiality, secrecy or non-disclosure contract;

               (g) any contract pursuant to which Target leases any real property;

               (h) any contract pursuant to which Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

               (i) any contract with any person with whom Target does not deal at arm's length within the meaning of the Code;

               (j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

               (k) any license, sublicense or other agreement to which Target is a party (or by which it or any Target Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to Use, or given access to any Target Intellectual Property other than (A) access to or Use of standard object code product pursuant to a customary non-exclusive end-user, object code, internal-use software license and support/maintenance agreements entered into in the ordinary course of business or (B) access provided in the ordinary course of business under a customary nondisclosure/nonuse agreement;

               (l) any license, sublicense or other agreement pursuant to which Target has been or may be assigned or authorized to Use, or has incurred or may incur any obligation in connection with, (A) any third party Intellectual Property that is incorporated in or form a part of any current or proposed product, service or Intellectual Property offering of Target or (B) any Target Intellectual Property;

               (m) any agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other person or entity, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Target Intellectual Property ("Source Materials"); and

               (n) any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof, other than indemnification provisions contained in a customary purchase orders/purchase agreements/product licenses arising in the ordinary course of business.

          2.31 No Breach of Material Contracts. All Material Contracts are in written form. Target has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

          2.32 Third Party Consents. Schedule 2.32 to the Target Disclosure Schedule lists all contracts, that require a novation or consent to assignment, as the case may be, prior to the Effective Time so that Acquiror shall be made a party in place of Target or as assignee.

          2.33 Export Control Laws. Target has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, Target represents and warrants that:

               (a) Target has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

               (b) Target is in compliance with the terms of all applicable export licenses or other approvals;

               (c) There are no pending or, to Target's knowledge, threatened claims against Target with respect to such export licenses or other approvals;

               (d) To Target's knowledge there are no actions, conditions or circumstances pertaining to Target's export transactions that may give rise to any future claims; and

               (e) No consents or approvals for the transfer of export licenses to Acquiror are required, or such consents and approvals can be obtained expeditiously without material cost.

          2.34 Product Releases and Milestones. Target has provided Acquiror a schedule of product releases and certain other technology and engineering milestones, which schedule is attached as Schedule 2.34 to the Target Disclosure Schedule. Target (i) believes that using commercially reasonable efforts it can achieve the release of products and reach the other technology and engineering milestones on the time schedule set forth in Schedule 2.34 to the Target Disclosure Schedule and (ii) is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that using commercially reasonable efforts it will be unable to meet any such time schedules.

          2.35 Year 2000. None of the products and services sold, licensed, rendered, or otherwise provided by Target or by any of its subsidiaries in the conduct of their respective businesses has malfunctioned or will malfunction, has ceased or will cease to function, has generated or will generate materially incorrect data, or has produced or will produce materially incorrect results, and has not caused and will not cause any of the above, with respect to the property or business of third parties using such products or services when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First
(21st) centuries, causing a Material Adverse Effect on Target. Neither Target nor any subsidiary has made any other representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered, or otherwise provided by Target (or by any of its subsidiaries) in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, and (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First
(21st) centuries.

          2.36 Tax Matters. Neither Target nor any Target Affiliate has taken or agreed to take any action, nor does Target have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          2.37 Hart-Scott-Rodino. The "total assets" and the "annual net sales" of the "ultimate parent entity" (as such terms are used within the meaning of Section 7A(a)(2)(A) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976) of Target are less than $100,000,000.

          2.38 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

          Except as disclosed in the "Acquiror Disclosure Schedule" to this Agreement, delivered by Acquiror to Target prior to the execution and delivery of this Agreement, corresponding to the section of this Agreement to which any of the following representations and warranties specifically relate, Acquiror and Merger Sub represent and warrant to Target as follows:

          3.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Neither Acquiror nor Merger Sub is in violation of, nor will either be, as a result of the transaction contemplated by this Agreement, in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

          3.2 Capitalization. The authorized capital stock of Acquiror consists of 175,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of Preferred Stock, par value $0.001 per share, of which there were issued and outstanding as of the close of business on January 31, 2000 26,590,821 shares of Acquiror Common Stock and no shares of Preferred Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, all of which are issued and outstanding and held by Acquiror. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable.

          3.3 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror or Merger Sub or the consummation by Acquiror or Merger Sub of the transactions contemplated hereby or thereby, except for: (i) the filing of the Articles of Merger as provided in Section 1.2; (ii) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within 15 days after the Closing; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, including the fairness hearing contemplated by Section 5.18 below; (iv) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Options assumed by Acquiror; and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

          3.4 SEC Documents; Target Financial Statements. Acquiror has made available to Target each statement, report, final registration statement (with the final prospectus in the form filed pursuant to Rule 424(b) of the Securities
Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since August 18, 1999 (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all additional Acquiror SEC Documents, and all exhibits to any such additional Acquiror SEC Documents, filed prior to the Effective Time. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

          3.5 Absence of Undisclosed Liabilities. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than: (i) those set forth or adequately provided for in Acquiror's audited Balance Sheet included in Acquiror's Annual Report on Form 10-K for the fiscal year ended October 31, 1999 (the "Acquiror Balance Sheet");
(ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under generally accepted accounting principles; and (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

          3.6 Litigation. There is no private or government proceeding pending before any agency, court or tribunal, foreign or otherwise, against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror, threatened against Acquiror or any of its subsidiaries that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Material Adverse Effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Acquiror or any of its subsidiaries, or, to the knowledge of Acquiror, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Material Adverse Effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.

          3.7 Broker's and Finders' Fees. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.8 Board Approval. The Board of Directors of Acquiror and Merger Sub have approved this Agreement and the Merger.

          3.9 Tax Matters. Neither Acquiror nor any affiliates has taken or agreed to take any action, nor does Acquiror have knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          3.10 Representations Complete. None of the representations or warranties made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the

Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV
                  CONDUCT OF TARGET PRIOR TO THE EFFECTIVE TIME

          4.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing sentence, Target further agrees (i) to pay and to cause its subsidiaries to pay debts and Taxes when due subject (A) to good faith disputes over such debts or Taxes and (B) to Acquiror's consent to the filing of material Tax Returns (which consent shall not be unreasonably withheld or delayed); (ii) to pay or perform other obligations when due; (iii) to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees, and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' good will and ongoing businesses shall be unimpaired in any material respect at the Effective Time; and (iv) not to take any act, or permit any of its directors, officers, employees, shareholders and agents to take any act, or cause any act to be done which would jeopardize the tax-free treatment of the Merger. Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect on Target.

          4.2 Restrictions on Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Target Disclosure Schedule and as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

               (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

               (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

               (c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options (except for permitting the acceleration currently provided in the option agreements evidencing the Target Options) or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

               (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts; provided, however, that Target shall not enter into any manufacturing agreement or any agreement or commitment for the purchase of products or supplies in an amount in excess of $25,000 in any one case or $100,000 in the aggregate;

               (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

               (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

               (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

               (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole except for sales of products in the ordinary course;

               (i) Indebtedness. Incur any indebtedness for borrowed money in excess of $20,000 (other than the endorsement of checks and other instruments for deposit given or made in the ordinary course of business and consistent with past practice and for items which otherwise would not be restricted or prohibited under the terms of this Agreement) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

               (j) Leases. Enter into any operating lease in excess of $20,000;

               (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

               (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

               (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

               (n) Termination or Waiver. Terminate or waive any right of substantial value;

               (o) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director or increase the salaries or wage rates of its employees (other than normal year-end bonuses in accordance with past practice), nor make any payments to the Target SEP Plan in accordance with the plan provisions;

               (p) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof;

               (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

               (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

               (s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any material amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (t) Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA and other applicable law in connection with the transactions provided for in this Agreement;

               (u) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

               (v) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

          4.3 No Solicitation. Target and its subsidiaries and the officers, directors, employees or other agents of Target and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover (as defined in Section 7.3(d)) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target or any of it subsidiaries to, or afford access to the properties, books or records of Target or any of its subsidiaries to, any person that has advised Target that it may be considering making, or that has made, a Takeover. Target shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover. Target will promptly notify Acquiror after receipt of any Takeover or any notice that any person is considering making a Takeover or any request for nonpublic information relating to Target or any of its subsidiaries or for access to the properties, books or records of Target or any of its subsidiaries by any person that has advised Target that it may be considering making, or that has made, a Takeover and will keep Acquiror fully informed of the status and details of any such Takeover, request or any correspondence or communications related thereto and shall provide Acquiror with a true and complete copy of such Takeover notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

          5.1 Shareholder Approval. Target shall promptly after the date hereof take all action necessary in accordance with Oregon Law and its Articles of Incorporation and Bylaws to convene a meeting of the Target shareholders (the "Target Shareholders Meeting") or to secure the written consent of its shareholders in lieu thereof as soon as practicable following completion of the Fairness Hearing (as such term is defined in Section 5.18 below). Target shall consult with Acquiror regarding the date of the Target Shareholders Meeting (or written consent in lieu thereof) and shall not postpone or adjourn (other than for the absence of a quorum) the Target Shareholders Meeting without the consent of Acquiror. Target shall use its best efforts to solicit from shareholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders of Target required to effect the Merger.

          5.2 Access to Information.

               (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

               (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

               (c) No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

               (d) Target shall provide Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Target's and subsidiaries' Tax Returns and other records and workpapers relating to Taxes, including the following: (i) the types of Tax Returns being filed by Target and each of its subsidiaries in each taxing jurisdiction; (ii) the year of the commencement of the filing of each such type of Tax Return; (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction; (iv) all material Tax elections filed in each jurisdiction by Target and each of its subsidiaries;
(v) any deferred intercompany gain with respect to transactions to which Target or any of its subsidiaries has been a party; and (vi) receipts for any Taxes paid to foreign Tax authorities.

          5.3 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a mutual Non-Disclosure Agreement dated June 17, 1999 (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit D, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

          5.4 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

          5.5 Consents; Cooperation. Each of Acquiror and Target shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including any consent required under the Fairness Hearing contemplated by Section 5.18. Target shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.

          5.6 Shareholder Agreements; Irrevocable Proxies. Target shall use its best efforts, on behalf of Acquiror, and pursuant to the request of Acquiror, to cause all Target Affiliates and certain shareholders of Target who collectively hold more than 50% of the outstanding Target Common Stock to execute and deliver to Acquiror a Shareholder Agreement and an Irrevocable Proxy substantially in the form of Exhibit A attached thereto concurrently with the execution of this Agreement.

          5.7 Legal Requirements. Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

          5.8 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

          5.9 Employee Benefit Plans.

               (a) Assumption of Options. At the Effective Time, the Target Options, whether vested or unvested, will be assumed by Acquiror. Schedule 5.9(a) hereto sets forth a true and complete list as of the date hereof of all holders of outstanding Target Options, including (i) the number of shares of Target Capital Stock subject to each such option, (ii) the exercise or vesting schedule, (iii) the exercise price per share and (iv) the term of each such option. On the Closing, Target shall deliver to Acquiror an updated Schedule 5.9(a) hereto current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the agreements evidencing the Target Options immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the documents governing the Target Options, the Merger will not terminate any of the outstanding options under the Target Options. Within 30 business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding Target Option a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

               (b) Form S-8. Acquiror agrees to file, after the Closing, no later than 20 business days after Acquiror's receipt of the Spreadsheet (provided that Acquiror has received within five (5) business days after the Closing all option documentation relating to the outstanding options), a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Options assumed by Acquiror, provided that such options qualify for registration on such Form S-8. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.

               (c) Termination of Target SEP Plan. Target shall take all actions necessary to terminate the Target SEP Plan prior to Closing.

          5.10 Escrow Agreement. On or before the Effective Time, the Escrow Agent, the Shareholders' Representative (as defined in Article VIII hereto), Target and Acquiror will execute the Escrow Agreement contemplated by Article VIII in substantially the form attached hereto as Exhibit E (the "Escrow Agreement").

          5.11 Listing of Additional Shares. Prior to the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Options assumed by Acquiror.

          5.12 Employees. Set forth on Schedule 5.12 is a list of employees of Target to whom Acquiror will make an offer of employment. Target shall cooperate with Acquiror to assist Acquiror in making offers to, and receiving the acceptance of, such employees. Acquiror shall have no obligation to make an offer of employment to any employee of Target except those listed on Schedule 5.12.

          5.13 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however, that if the Merger is consummated, any expenses incurred by Target after November 15, 1999 in excess of $150,000 (including, but not limited to, any fees and expenses of legal counsel, financial advisors and accountants) shall remain an obligation of Target's shareholders. If Acquiror or Target receives any invoices for amounts in excess of such $150,000, it may, with approval from Acquiror and the Shareholders' Representative (as defined below), pay such fees; provided, however, that such payment shall, if not promptly reimbursed by the Target shareholders at Acquiror's request, constitute "Damages" recoverable under the Escrow Agreement and such Damages shall not be subject to the limitations on recoverability of Damages set forth in Article VIII.

          5.14 Treatment as Reorganization. Neither Target nor Acquiror shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

          5.15 Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

          5.16 [Intentionally omitted]

          5.17 [Intentionally omitted]

          5.18 Fairness Hearing. Acquiror shall, within 10 days after the execution hereof (but in any event subject to the receipt from Target of any information required to be included therein), file (i) a registration statement, as provided by Section 59.065 of the Oregon Revised Statutes and (ii) request a hearing to be held by the Oregon Director of the Department of Consumer and Business Services to consider the terms and conditions and fairness of the transaction contemplated by this Agreement pursuant to Section 59.095 of the Oregon Revised Statutes (the "Fairness Hearing"). As soon as permitted by the Oregon Director of the Department of Consumer and Business Services, Acquiror will cause the mailing of the Fairness Hearing notice to all holders of securities of Target entitled to receive such notice pursuant to Section 59.095 of the Oregon Revised Statutes. Target shall promptly furnish to Acquiror such information and data concerning Target as is reasonably necessary for Acquiror's preparation and filing of the registration statement for the Fairness Hearing, and shall use its best efforts to furnish such information on a timely basis so that Acquiror may meet the 10-day deadline imposed hereby. Target represents, warrants and agrees that all such information supplied by Target shall be true and correct in all material respects, shall not be misleading in any material respect, and shall not omit any information necessary to make any other facts or statements supplied by Target not misleading in light of the circumstances in which they were made.

          5.19 Stock Option Grants. Effective upon the Closing, Acquiror shall grant stock options under its 1999 Stock Incentive Plan to certain individuals as set forth on a Schedule 5.19 to be agreed to prior to Closing. Such options shall be governed by Acquiror's standard agreements and shall vest over four years in accordance with Acquiror's standard terms.

          5.20 Delivery of Financial Statements. Target shall use all commercially reasonable efforts to deliver to Acquiror its audited financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, prepared in accordance with Regulation S-X promulgated by the Securities and Exchange Commission (the "S-X Financial Statements") prior to Closing. In any event, the S-X Financial Statements shall be delivered to Acquiror no later than the fifteenth day following the date of Closing. Target shall cause to be delivered within thirty days following the date of Closing an audited balance sheet as of the date of Closing (the "Closing Balance Sheet").

          5.21 Spreadsheet Target shall use all reasonable efforts to prepare a spreadsheet in form acceptable to the Exchange Agent (the "Spreadsheet"), which Spreadsheet shall list, as of the Closing, all Target shareholders and optionholders and their respective addresses, taxpayer identification numbers, the number of Target shares or options to purchase shares held by such persons (including in the case of shares, the respective certificate numbers), the Exchange Ratio applicable to each holder, the number of shares of Acquiror Common Stock (or options to purchase Acquiror Common Stock) to be issued to each holder, the number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on behalf of each holder. The Spreadsheet shall be certified as complete and correct by a duly elected officer of Target at the Closing.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

          6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

               (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Target shareholders.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

               (c) Governmental Approvals. Acquiror and Target and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state Blue Sky laws.

               (d) Tax Opinions. Acquiror and Target shall have received written opinions of Acquiror's legal counsel and Target's legal counsel, respectively, in form and substance reasonably satisfactory to them, and dated on or about the Closing to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Acquiror and Target.

               (e) Escrow Agreement. Acquiror, Target, Escrow Agent, the Target Shareholders and the Shareholder's Agent (as defined in Article VIII hereto) shall have entered into the Escrow Agreement substantially in the form attached hereto as Exhibit E.

          6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Target:

               (a) Representations, Warranties and Covenants. Except as disclosed in the Acquiror Disclosure Schedule dated the date of this Agreement,
(i) the representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

               (b) Certificate of Acquiror. Target shall have been provided with a certificate executed on behalf of Acquiror by an authorized officer to the effect set forth in Section 6.2(a).

               (c) [Intentionally omitted]

               (d) Acquiror Legal Opinion. Target shall have received a legal opinion from Acquiror's legal counsel, in substantially the form attached hereto as Exhibit F.

               (e) Fairness Hearing. The Fairness Hearing shall have been held; provided that if, after compliance with the procedures specified in Section 5.18 above, the Oregon Director of the Department of Consumer and Business Services either (i) shall decline to hold the Fairness Hearing or (ii) after holding the Fairness Hearing shall determine not to issue an order permitting the issuance of the Acquiror Common Stock under Section 3(a)(10) of the Securities Act, then the condition in subsection 6.2(f) below shall apply instead.

               (f) Registration Rights Agreement. Subject to subsection 6.2(e) above, in the event the Oregon Director of the Department of Consumer and Business Services does not issue an order authorizing Acquiror to issue the Acquiror Common Stock in connection with the Merger, Acquiror shall have entered into the Registration Rights Agreement substantially in the form attached hereto as Exhibit G.

               (g) Stock Options. Acquiror shall have approved the stock option grants referenced in Section 5.19 above.

               (h) Listing of Additional Shares. Acquiror shall have fulfilled its obligations pursuant to Section 5.11 above.

          6.3 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

               (a) Representations, Warranties and Covenants. Except as disclosed in the Target Disclosure Schedule dated the date of this Agreement (i) the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time, (ii) Target has suffered no Material Adverse Effect, and (iii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

               (b) Certificate of Target. Acquiror shall have been provided with a certificate executed on behalf of Target by its President to the effect set forth in Section 6.3(a).

               (c) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Target set forth on Schedule 2.32 to the Target Disclosure Schedule.

               (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

               (e) Target Legal Opinion. Acquiror shall have received a legal opinion from Target's legal counsel, in substantially the form attached hereto as Exhibit I.

               (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition, (financial or otherwise) properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target and its subsidiaries, taken as a whole.

               (g) [Intentionally omitted]

               (h) Shareholder Agreements. Acquiror shall have received from each of the Target Affiliates and from shareholders of Target who collectively hold more than 50% of the outstanding Target Common Stock an executed Shareholder Agreement in substantially the form attached hereto as Exhibit C.

               (i) FIRPTA Certificate. Target shall, prior to the Closing, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit J which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form included in Exhibit J along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

               (j) Resignation of Directors and Officers. The directors and officers of Target in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of Target effective as of the Effective Time.

               (k) Employment. The employees of Target set forth on Schedule
5.12 shall have accepted employment with Acquiror and shall have entered into Acquiror's standard form of Proprietary Information and Investors Agreement.

               (l) Certificates of Existence and Good Standing. Target shall, prior to the Closing, provide Acquiror a certificates of existence and good standing (or in the case of Oregon, a tax status certificate regarding the payment of applicable taxes) in each jurisdiction in which Target or any subsidiary in organized or qualified.

               (m) Termination of Target SEP Plan. Target shall, immediately prior to the Closing, terminate the Target SEP Plan and no further contributions shall have been made to such plan. Target shall have provided to Acquiror (i) executed resolutions by the Board of Directors of Target authorizing the termination and (ii) an executed amendment to the Target SEP Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Target SEP Plan will be maintained at the time of termination.

               (n) [Intentionally omitted]

               (o) Product Releases and Milestones. Target shall be in compliance with the schedule for product releases and certain technology and other engineering milestones set forth on Schedule 2.34 to the Target Disclosure Schedule.

               (p) Dissenters' Rights. Holders of not more than 5% of the outstanding, shall have elected to exercise Dissenters' Rights.

               (q) Indemnification Agreement. Each of the Target shareholders and the Shareholders' Representative shall have executed and delivered to Acquiror the Indemnification Agreement in the form attached hereto as Exhibit K (the "Indemnification Agreement").

               (r) Spreadsheet. Acquiror shall have received the Spreadsheet, which shall have been certified as true and correct by an authorized officer of Target.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

          7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

               (a) by mutual consent duly authorized by the Boards of Directors of Acquiror and Target in accordance with this Agreement;

               (b) by either Acquiror or Target, if the Closing shall not have occurred on or before March 31, 2000 (provided that a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

               (c) by Acquiror, if (i) Target shall breach in any material respect (except for those representations qualified with respect to materiality, in which case a breach in any respect shall be sufficient) any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five business days of receipt by Target of written notice of such breach, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror when Acquiror is at that time in breach of this Agreement; (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or recommended, endorsed, accepted or agreed to a Takeover or shall have resolved to do any of the foregoing; (iii) Target or any of its subsidiaries officers, directors or other agents shall have failed to comply with Section 4.3, or (iv) for any reason Target fails to call and hold the Target Shareholders Meeting (or receive an effective written consent in lieu thereof) in the manner specified in Section 5.1;

               (d) by Target, if Acquiror shall breach in any material respect (except for those representations qualified with respect to materiality, in which case a breach in any respect shall be sufficient) any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five days following receipt by Acquiror of written notice of such breach, provided that the right to terminate this Agreement by Target under this
Section 7.1(d) shall not be available to Target when Target is at that time in breach of this Agreement;

               (e) by Acquiror if a Takeover shall have occurred and the Board of Directors of Target in connection therewith does not, within five business days of such occurrence, (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and (ii) reject such a Takeover;

               (f) by Acquiror if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the shareholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof; or

               (g) by Target if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the shareholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(g) shall not be available to Target where the failure to obtain Target shareholder approval shall have been caused by the action or failure to act of Target and such action or failure to act constitutes a breach by Target of this Agreement).

          7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 5.3, 5.4, 5.13, 7.3, 7.4, Article IX and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

          7.3 Expenses and Termination Fees.

               (a) Subject to Sections 7.3(b), 7.3(c) and Section 5.15, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

               (b) In the event that: (i) Acquiror shall terminate this Agreement pursuant to Section 7.1(c)(ii), 7.1(c)(iii), 7.1(c)(iv) (unless at the time of termination there is a permanent injunction or other court order preventing Target from convening the Target Shareholders Meeting, or solitary or necessary a written consent in lieu thereof), 7.1(e) or 7.1(f)(ii); (ii) Target shall terminate this Agreement pursuant to Section 7.1(g)(ii); or (iii) Acquiror shall terminate this Agreement pursuant to Section 7.1(c)(i), due in whole or in part to any failure by Target to perform and comply in all respects with its agreements set forth in Article V of this Agreement, then Target shall promptly (but in no event later than five business days after the occurrence of the event giving Acquiror the right to so terminate this Agreement) pay to Acquiror all of its actual and reasonable expenses (including attorney's and accountants fees and expenses) incurred after November 15, 1999 in connection with the negotiation and preparation of this Agreement and the Summary of Terms dated December 16, 1999.

               (c) In the event that this Agreement is terminated pursuant to any of the provisions described in section 7.3(b) or pursuant to Section 7.1(c)(i) for any reason, and, in the event any Takeover is consummated (as defined in Section 7.3(e)) within twelve months of the later of (x) such termination of this Agreement and (y) the payment of the above described expenses, Target shall promptly pay to Acquiror the additional amount of $1,783,125, with credit for any amount previously paid pursuant to Section 7.3(b) above.

               (d) For purposes of this Agreement, "Takeover" means any offer or proposal for, any indication of interest in, or the execution of any agreement with respect to a merger or other business combination involving Target or any of its subsidiaries or the acquisition of 30% or more of the outstanding shares of capital stock of Target, or a significant portion of the assets of, Target or any of its subsidiaries, other than the transactions contemplated by this Agreement.

               (e) For purposes of this Section 7.3, "consummation" of a Takeover shall occur on the date a written agreement is entered into with respect to such Takeover.

          7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Target Capital Stock.

          7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                           ESCROW AND INDEMNIFICATION

          8.1 Escrow Fund. As soon as practicable after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with, American Stock Transfer & Trust Company (or other institution selected by Acquiror with the reasonable consent of Target), as escrow agent (the "Escrow Agent"), such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit E. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the shareholders of Target.

          8.2 Indemnification.

               (a) Prior to Closing, the shareholders of Target and the Shareholders' Representative shall have executed the Indemnification Agreement and the Shareholders' Representative shall have executed the Escrow Agreement, pursuant to which agreement the shareholders of Target agree, subject to the limitations set forth in this Article VIII, to indemnify and hold harmless Acquiror and the Surviving Corporation and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries by Acquiror or the Surviving Corporation under existing insurance policies or indemnities from third parties (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement. The Escrow Fund shall be security for this indemnity obligation subject to the limitations in this Agreement. If the Merger is consummated, recovery from the Escrow Fund shall be the exclusive remedy under this Agreement for any breach or default in connection with any of the representations, warranties, covenants or agreements set forth in this Agreement or any exhibit hereto, except for (i) tax matters, matters related to Target capitalization, each of which shall survive for the applicable statutes of limitation, and (ii) fraud or intentional misrepresentation, which shall survive indefinitely; provided that Acquiror shall first proceed against the Escrow Fund and only after exhausting such fund shall it be permitted to pursue its other remedies. In any event, the maximum liability of any Target shareholder shall not exceed the aggregate value of the consideration received by such shareholder pursuant to the Merger, except for fraud and intentional misrepresentation. Such value shall be calculated based on the Acquiror Stock Price (as defined below).

               (b) Acquiror and Target each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares Acquiror would have agreed to issue in connection with the Merger. Nothing in this Agreement shall limit the liability (i) of Target for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Target shareholder in connection with any breach by such shareholder of the Shareholder Agreement.

          8.3 Damage Threshold. Notwithstanding the foregoing, Acquiror may not receive any shares from the Escrow Fund unless and until an Officer's Certificate (as defined in Section 8.5 below) identifying Damages the aggregate amount of which exceeds $40,000 has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this
Article VIII to be payable, in which case Acquiror shall receive shares equal to the full amount of Damages in excess of $40,000; provided, however, that in no event shall Acquiror receive more than the number of shares of Acquiror Common Stock originally placed in the Escrow Fund. In determining the amount of any Damage attributable to a breach, (i) any materiality standard contained in a representation, warranty or covenant shall be disregarded and (ii) any excess expenses considered Damages pursuant to Section 5.13 above, such items shall not be subject to the limitations on the threshold amount of Damages or the limit on Damages which are recoverable under this Section 8.3.

          8.4 Escrow Period. The Escrow Period shall terminate (i) for those matters that are not expected to be encountered and resolved in the audit of Acquiror's financial statements for the fiscal year ending October 31, 2000 because of materiality considerations or otherwise, at the one year anniversary of the Effective Time or (ii) for all other matters, at the earlier of (A) the one year anniversary of the Effective Time or (B) the issuance of the audited consolidated financial statements of Acquiror for the fiscal year ending October 31, 2000 which include the results of Target; provided, however, that a portion of the Escrow Shares, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Acquiror shall deliver to the Escrow Agent a certificate specifying the Effective Time; provided, however, that a portion of the Escrow Shares, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Acquiror shall deliver to the Escrow Agent a certificate specifying the Effective Time.

          8.5 Claims upon Escrow Fund.

               (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an "Officer's Certificate"):

                    (i) in the case of the first such Officer's Certificate, stating that, Damages exist in an aggregate amount greater than $40,000 (except for any excess expenses considered Damages pursuant to Section 5.13 above, neither of which shall be subject to this limitation); and

                    (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related; whereupon

                    (iii) the Escrow Agent shall, subject to the provisions of
     Section 8.6 and 8.7 below, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Acquiror Common Stock or other assets held in the Escrow Fund having a value equal to such Damages in excess of $40,000 (except for any excess expenses considered Damages pursuant to Section 5.13 above, neither of which shall be subject to this limitation).

               (b) For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund to be used to compensate Acquiror for such Damages shall be valued at the average closing price of the Acquiror Common Stock on the Nasdaq National Market for the three trading days ending on the date immediately preceding Closing (the "Acquiror Stock Price").

          8.6 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Representative (defined in Section 8.8 below) and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Representative to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with
Section 8.5 hereof, provided that no such payment or delivery may be made if the Shareholders' Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such forty-five
(45) day period.

          8.7 Resolution of Conflicts; Arbitration.

               (a) In case the Shareholders' Representative shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Shareholders' Representative to respond in a written statement to the objection of the Shareholders' Representative. If after such forty-five
(45) day period there remains a dispute as to any claims, the Shareholders' Representative and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Representative and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

               (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Shareholders' Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror and the Shareholders' Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in
Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

               (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Denver, Colorado under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the Non-Prevailing Party unless the arbitrators award Acquiror more than three-fourths (3/4) of the amount in dispute, plus any amounts not in dispute; otherwise, the Target shareholders for whom shares of Target Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

          8.8 Shareholders' Representative.

               (a) Leslie Trim shall be constituted and appointed as agent ("Shareholders' Representative") for and on behalf of the Target shareholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten
(10) days' prior written notice to Acquiror. No bond shall be required of the Shareholders' Representative, and the Shareholders' Representative shall receive no compensation for his services. Notices or communications to or from the Shareholders' Representative shall constitute notice to or from each of the Target shareholders.

               (b) The Shareholders' Representative shall not be liable for any act done or omitted hereunder as Shareholders' Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target shareholders shall severally indemnify the Shareholders' Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

               (c) The Shareholders' Representative shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Representative shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          8.9 Actions of the Shareholders' Representative. A decision, act, consent or instruction of the Shareholders' Representative shall constitute a decision of all Target shareholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders' Representative as being the decision, act, consent or instruction of each and every such Target shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Representative.

          8.10 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Shareholders' Representative of such claim, and the Shareholders' Representative and the Target shareholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Shareholders' Representative, which consent shall not be unreasonably withheld. In the event that the Shareholders' Representative has consented to any such settlement, the Shareholders' Representative shall have no power or authority to object under Section 8.6 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

          9.1 Non-Survival at Effective Time. The representations and warranties set forth in Articles II and III will survive until the first anniversary of the Closing, except that all representations and warranties with respect to Target tax matters and Target's capitalization shall survive for the applicable statutes of limitation. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I; Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.9, 5.12, 5.13, 5.14, 5.15, 5.20, 5.21,
7.3 and 7.4; Article VIII; and this Article IX shall survive the Effective Time and the Closing.

          9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

               (a)  if to Acquiror, to:

                    Crossroads Systems, Inc.
                    9390 Research Blvd., Suite II-300
                    Austin, Texas  78759
                    Attention:  Chief Executive Officer
                    Facsimile No.:  (512) 794-2780

                    with a copy to:

                    Brobeck, Phleger & Harrison LLP
                    301 Congress Avenue, Suite 1200
                    Austin, Texas  78701
                    Attention:  J. Matthew Lyons, P.C.
                    Facsimile No.: (512) 477-5813

               (b)  if to Target, to:

                    Polaris Communications, Inc.
                    10200 SW Allen Boulevard
                    Beaverton, Oregon  97005
                    Attn:  Leslie Trim
                    Facsimile No.:  (503) 643-1533

                    with a copy to:

                    Tonkon Torp LLP
                    888 SW Fifth Avenue, Suite 1600
                    Portland, Oregon  97204
                    Attn:  Brendan R. McDonnell
                    Facsimile No.:  (503) 802-3754

          9.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 3, 2000. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          9.5 Entire Agreement; Non-Assignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, the Target Disclosure Schedule and the Acquiror Disclosure Schedule:
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing except as otherwise provided herein, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

          9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          9.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to such state's principles of conflicts of law.

          9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


                            [Signature page follows.]

          IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers, thereunto duly authorized, all as of the date first written above.


                                        CROSSROADS SYSTEMS, INC.



                                        By: /s/ Brian R. Smith
                                           -------------------------------------
                                            Brian R. Smith
                                            Chief Executive Officer



                                        NORTH STAR ACQUISITION CORP.



                                        By: /s/ Brian R. Smith
                                           -------------------------------------
                                            Brian R. Smith
                                            Chief Executive Officer



                                        POLARIS COMMUNICATIONS, INC.



                                        By: /s/ Iraj Vojdani
                                           -------------------------------------
                                            Iraj Vojdani
                                            Chief Executive Officer


       [Signature Page to Agreement and Plan of Merger and Reorganization]

                                 Schedule 5.9(a)

                      Holders of Outstanding Target Options


                                                          Vesting
                                  Exercise              Commencement
Employee             Options       Price                   Date                 Vesting Schedule
--------             -------      --------              ------------            ----------------
Steven King             20      $1,125/share             09/01/97        10 shares vest immediately;
                                                                         thereafter 2 shares on each
                                                                         anniversary of the vesting
                                                                         commencement date thereafter for 5
                                                                         years until fully vested 9/01/02

Steven King             25      $1,125/share             3/01/99         5 shares on each anniversary of
                                                                         the vesting commencement date for
                                                                         5 years until fully vested 3/01/04

Peter LaPorte           30      $1,125/share             9/28/98         12 shares on the second
                                                                         anniversary of the vesting
                                                                         commencement date; then 6 shares
                                                                         on each anniversary of the vesting
                                                                         commencement date thereafter until
                                                                         fully vested 9/28/03

David Wilk              10      $1,125/share             9/01/97         2 shares on each anniversary of
                                                                         the vesting commencement date for
                                                                         5 years until fully vested 9/01/02

Mark Geanakakis         10      $1,125/share             9/01/97         2 shares on each anniversary of
                                                                         the vesting commencement date for
                                                                         5 years until fully vested 9/01/02


Each option will expire on March 2, 2007, unless earlier terminated.

                                  SCHEDULE 5.12

                             Polaris Employee Offers



                                Group 1 Employees
                           All of the following shall
                                  have accepted
                                   employment:

                                  Iraj Vojdani
                                  Thomas Bucht
                                   Steven King


                                Group 2 Employees
                          7 of 8 of the following shall
                                  have accepted
                                   employment:

                                 Gregory Bowers
                                   Burke Chess
                                   Rick Cooper
                                   Darin Hoff
                                  David Lindsey
                                   Chiayin Mao
                                 Michael Nelson
                                 Paul Stillwell



                                Group 3 Employees
                          5 of 7 of the following shall
                                  have accepted
                                   employment:

                                  Michael Dorn
                                 Melissa Horton
                                 Peter La Porte
                                 Amir Ljumanovic
                                   David Wilk
                                  Tracy Barker
                                 Mark Gaenakakis
                              M-Reza Namvar-Yeganeh

                                  SCHEDULE 5.19

                       Option Grants to Polaris Employees
                    (contingent on acceptance of employment)

Employee                   Options
--------                   -------
Tracy Barker                1,020
Gregory Bowers              3,410
Thomas Bucht               10,000
Rick Cooper                 9,000
Burke Chess                 3,750
Michael Dorn                2,620
Mark Geanakakis             8,000
Darin Hoff                  3,320
Melissa Horton              1,630
Steven King                10,000
Peter LaPorte               8,000
David Lindsey               1,310
Amir Ljumanovic             1,000
Chiayin Mao                 3,160
M-Reza Namvar-Yeganeh       1,630
Michael Nelson              2,940
Paul Stillwell              3,650
David Wilk                  8,000
Iraj Vojdani               40,000